UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2017

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RETROPHIN, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive Suite 200 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 260-8600
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Appointment
(d) On March 23, 2017, the Board of Directors (the “Board”) of Retrophin, Inc. (the “Company”) approved an increase to the size of the Board from seven to eight directors and appointed John A. Orwin to serve as a director of the Company, effective immediately. Mr. Orwin's potential Board committee appointments have not been formally determined as of the date of filing this report on Form 8-K.
In accordance with the Company’s non-employee director compensation program which has recently been updated, upon his appointment as a director, Mr. Orwin received a nonqualified stock option to purchase 17,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant, and a restricted stock unit covering 4,375 shares of the Company’s common stock, each of which will vest and become exercisable over a three year period following the date of grant.  Additionally, Mr. Orwin will be entitled to receive a $45,000 annual retainer for his service as a director and an additional committee retainer if he is appointed to a committee of the Board.
At each annual meeting of stockholders following which Mr. Orwin's term as a director continues, starting with the Company’s 2018 annual meeting of stockholders, Mr. Orwin will be entitled to receive a nonqualified stock option to purchase 10,000 shares of the Company’s common stock, and a restricted stock unit covering 2,500 shares of the Company’s common stock, each of which will vest and become exercisable over a one year period following the date of grant. The Company is not aware of any transaction involving Mr. Orwin requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.
Dated: March 27, 2017	By:	/s/ Elizabeth E. Reed
	Name:	Elizabeth E. Reed
	Title:	Senior Vice President, General Counsel and Secretary